Exhibit 99.1

Calabasas, California (Business Wire) – November 3, 2004 – Beverly Hills Bancorp Inc. (the “Company” or “BHBC”) (NASDAQ-NNM:BHBC), the parent company of First Bank of Beverly Hills, F.S.B., reported consolidated net income for the quarter ended September 30, 2004 of $3.0 million, or $0.14 per diluted share, compared with $2.7 million, or $0.13 per diluted share, for the quarter ended September 30, 2003. For the nine-month period ended September 30, 2004, the Company’s net income was $18.7 million, or $0.87 per diluted share ($7.6 million, or $0.35 per diluted share, from continuing operations—see “Sale of Wilshire Credit Corporation” below), compared with $5.6 million, or $0.28 per diluted share, for the nine months ended September 30, 2003.

The Company’s consolidated stockholders’ equity increased by $16.0 million during the nine months ended September 30, 2004, to $141.5 million, or $6.57 book value per diluted share. This increase reflects the Company’s net income for the year to date and the sale of additional shares of common stock pursuant to the exercise of stock options, partially offset by cash dividends of $5.3 million on the Company’s common stock and net after-tax unrealized losses of $0.7 million on the Company’s portfolio of available-for-sale securities and hedging instruments.

Sale of Wilshire Credit Corporation

On April 30, 2004, the Company completed the sale of its wholly-owned loan servicing subsidiary, Wilshire Credit Corporation (“WCC”), to Merrill Lynch Mortgage Capital Inc. (“Merrill Lynch”), a division of Merrill Lynch & Co., New York, NY. The Company realized net proceeds on the sale of approximately $48.7 million, and recorded a pre-tax gain of $18.5 million, which is reflected in the operating results for the nine months ended September 30, 2004. The final sales proceeds are subject to adjustment based on WCC’s final net asset value as determined jointly by BHBC and Merrill Lynch.

As a result of the sale of WCC, the Company has presented WCC’s operating results under the caption “Discontinued operations,” separate and apart from “Income from continuing operations” in the Company’s consolidated statements of operations for the periods presented. BHBC’s income from continuing operations for the quarter and nine months ended September 30, 2004 was $3.0 million ($0.14 per diluted share) and $7.6 million ($0.35 per diluted share), respectively, compared with $1.1 million ($0.05 per diluted share) and $2.8 million ($0.14 per diluted share) for the quarter and nine months ended September 30, 2003.

Consolidated Financial Highlights

The following tables present selected consolidated financial information for the Company for the periods and as of the dates indicated:

Operating Data:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in thousands, except per-share data)
Net income	$2,964	$2,675	$18,728	$5,645
Earnings per share - diluted	0.14	0.13	0.87	0.28
Income from continuing operations	2,964	1,065	7,613	2,830
Earnings per share from continuing operations - diluted	0.14	0.05	0.35	0.14
Income from continuing operations before taxes	5,067	1,850	13,128	4,948
Net interest income	8,676	5,236	23,547	16,051
Return on average assets (annualized)	0.93%	1.26%	2.12%	0.90%
Return on average equity (annualized)	8.38%	10.18%	18.63%	7.35%
Efficiency ratio	40.88%	64.00%	45.67%	73.18%

Balance Sheet Data:

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
	(Dollars in thousands, except per-share data)
Total assets	$1,300,957	$1,232,513	$1,200,444	$975,282
Stockholders’ equity	141,510	137,869	130,838	125,483
Book value per share - diluted	6.57	6.40	6.10	6.00

The increase in the Company’s income from continuing operations for the third quarter of 2004 over the third quarter of 2003 reflects a $3.4 million increase in consolidated net interest income, primarily at the Company’s banking subsidiary, and a $0.3 million increase in other income. These increases were partially offset by a $0.3 million increase in consolidated operating expenses and a $0.3 million increase in provision for loan losses.

The Company’s results for the nine months ended September 30, 2004 versus the comparable 2003 period reflect a $7.5 million increase in net interest income, a $1.4 million increase in other income, and a $0.4 million decrease in consolidated operating expenses. These increases in income were partially offset by a loan loss provision of $0.5 million for the nine-month period ended September 30, 2004, as compared with loan loss recaptures of $0.6 million in the corresponding 2003 period.

The Company in September 2004 declared its second regular quarterly dividend of $0.125 per share, or approximately $2.64 million in total. This dividend was paid to shareholders on October 1, 2004.

The third quarter and year-to-date results at the Company’s operating segments were as follows:

Banking Operations

The Company’s banking subsidiary, First Bank of Beverly Hills, F.S.B. (the “Bank”), recorded pre-tax income of $6.0 million for the third quarter of 2004, compared with $3.1 million for the third quarter of 2003. For the nine-month period ended September 30, 2004, the Bank’s pre-tax income was $15.9 million, compared with $8.9 million for the first nine months of 2003.

The Bank’s highlights for the third quarter of 2004 include the following:

- The Bank’s net interest income was $8.6 million and $22.9 million, respectively, for the quarter and nine months ended September 30, 2004, an increase of 76% and 59% over the results for the corresponding 2003 periods. Average earning-asset volume totaled $1.2 billion for the third quarter of 2004, compared with $763 million for the third quarter of 2003.

- The Bank’s net interest margin increased by 28 basis points from the third quarter of 2003 to the third quarter of 2004, and by 24 basis points from the first nine months of 2003 to the first nine months of 2004, reflecting a significant increase in the Bank’s earning-asset portfolio in 2004.

- The Bank’s net interest spread increased by 44 basis points from the third quarter of 2003 to the third quarter of 2004, and by 41 basis points from the first nine months of 2003 to the first nine months of 2004, as the decline in the Bank’s cost of funds exceed the decline in yields on its interest-earning assets.

- During the quarter and nine months ended September 30, 2004, the Bank originated and purchased an aggregate of $67 million and $363 million, respectively, in commercial real estate and multi-family mortgage loans, compared with new originations and purchases totaling $97 million and $176 million for the corresponding 2003 periods.

- The Bank’s purchases of government agency mortgage-backed and other investment securities totaled $64 million and $238 million, respectively, for the quarter and nine months ended September 30, 2004, compared with $61 million and $102 million for the quarter and nine months ended September 30, 2003.

- The Bank’s compensation expense for the quarter and nine months ended September 30, 2004 increased by approximately $0.4 million and $1.2 million over the results for the corresponding 2003 periods. This increase was due primarily to an increase in accrued bonuses as a result of the higher level of loan fundings and improved earnings as compared with the prior year.

- In August 2004, the Federal Home Loan Bank of San Francisco (FHLB) increased the Bank’s authorized borrowing limit for FHLB advances from 35% to 40% of the Bank’s total assets as of the previous quarter-end. The Bank’s FHLB advances totaled $449 million as of September 30, 2004.

- As of September 30, 2004, the Bank’s risk-based capital ratio was 11.85%, exceeding the 10.0% ratio required to be categorized as “well capitalized” by industry standards.

The following tables present selected operating and balance sheet data for the Bank for the periods and as of the dates indicated:

Operating Data:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in thousands)
Net income	$3,503	$1,796	$9,276	$5,135
Income before taxes	5,988	3,096	15,856	8,853
Net interest income	8,552	4,859	22,869	14,421
Net interest margin	2.81%	2.53%	2.78%	2.54%
Net interest spread	2.60%	2.16%	2.55%	2.14%
Return on average assets (annualized)	1.12%	0.91%	1.10%	0.88%
Return on average equity (annualized)	14.81%	9.11%	13.64%	8.82%
Efficiency ratio	30.49%	45.37%	34.26%	49.54%

Balance Sheet Data:

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
	(Dollars in thousands)
Total assets	$1,278,742	$1,210,112	$1,129,785	$906,160
Loans, net of allowance for loan losses	870,564	826,293	754,072	610,890
Deposits	595,862	636,145	636,126	473,409
Equity	106,832	90,083	91,265	80,901
Nonperforming assets to total assets	1.28%	0.34%	0.57%	0.68%
Risk-based capital ratio	11.85%	10.94%	11.41%	12.35%

Non-Banking Operations

The holding company’s expenses included interest expense on junior subordinated debentures of approximately $0.3 million and $0.8 million, respectively, for the quarter and nine months ended September 30, 2004, compared with similar results for the corresponding 2003 periods. In addition, the Company incurred approximately $0.7 million in litigation defense costs of former management for the first three quarters 2004, compared with $1.9 million for the first three quarters of 2003. The Company expects such costs to continue to decline in future periods.

WFC Inc. (“WFC”), the Company’s mortgage investments subsidiary, recorded pre-tax income of $0.4 million and $1.1 million, respectively, for the quarter and nine months ended September 30, 2004, compared with $0.1 million and $0.9 million for the corresponding 2003 periods. WFC’s year-to-date interest income decreased by approximately $0.9 million from the 2003 period to the 2004 period, primarily as a result of prepayments of the loans securing its portfolio of mortgage-backed securities. WFC has significantly curtailed its investment activity in the past three years, and its current operations consist primarily of the management of its existing asset portfolio.

Wilshire Credit Corporation, the Company’s former loan servicing subsidiary which was sold to Merrill Lynch on April 30, 2004, recorded pre-tax income of $0.5 million for the four-month period prior to its sale. For the quarter and nine months ended September 30, 2003, WCC’s pre-tax income was $2.5 million and $4.4 million, respectively. WCC’s results are presented separately under the caption “Discontinued operations” in the Company’s consolidated statements of operations. As discussed above, the proceeds from the sale of WCC are subject to adjustment based upon WCC’s final net asset value as determined jointly by the Company and Merrill Lynch.

For further information, please see our website (www.fbbh.com) for our 10-Q Report and related communications (available on or before November 12, 2004).

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities, mortgage loan servicing rights and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Joseph W. Kiley III	Michael D. Farrell
Chief Executive Officer and	Vice President, Financial Reporting
Chief Financial Officer	(800) 515-1616
(800) 515-1616

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands, except share data)

	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$8,579	$18,739
Government agency mortgage-backed securities available for sale, at fair value	155,478	161,083
AAA mortgage-backed securities available for sale, at fair value	186,860	62,160
Other mortgage-backed securities available for sale, at fair value	462	1,069
Investment securities available for sale, at fair value	11,884	22,086
Investment securities held to maturity, at amortized cost (fair value of $9,820 and $9,754)	9,645	9,607
Loans, net of allowance for loan losses of $7,211 and $6,735	870,498	610,807
Discounted loans, net of allowance for loan losses of $27,867 and $32,041	2,937	3,817
Stock in Federal Home Loan Bank of San Francisco, at cost	21,095	12,767
Real estate owned	2,015	267
Leasehold improvements and equipment, net	622	554
Accrued interest receivable	5,350	4,215
Deferred tax asset, net	18,524	18,054
Purchased mortgage servicing rights, net	—	250
Receivables from loan servicers	—	770
Goodwill, net	3,054	3,054
Other intangible assets, net	194	388
Prepaid expenses and other assets	3,760	2,897
Assets of subsidiary held for sale	—	42,698

TOTAL	$1,300,957	$975,282

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Noninterest-bearing deposits	$6,423	$4,175
Interest-bearing deposits	548,423	469,234
Short-term borrowings	115,000	88,000
Accounts payable and other liabilities	20,145	3,690
FHLB advances	448,837	249,337
Long-term investment financing	—	681
Junior subordinated notes payable to trust	20,619	20,619
Investor participation liability	—	1,169
Liabilities of subsidiary held for sale	—	12,894

Total liabilities	1,159,447	849,799

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 26,775,887 and 24,491,703 shares issued (including treasury shares of 5,639,368 and 5,626,212)	268	245
Additional paid-in capital	139,450	136,118
Treasury stock, 5,639,368 and 5,626,212 shares, at cost	(15,224)	(15,106)
Retained earnings	17,235	3,791
Accumulated other comprehensive (loss) income, net	(219)	435

Total stockholders’ equity	141,510	125,483

TOTAL	$1,300,957	$975,282

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
INTEREST INCOME:
Loans	$11,872	$8,506	$33,083	$25,341
Mortgage-backed securities	3,351	1,993	8,841	8,007
Securities and federal funds sold	288	342	863	730

Total interest income	15,511	10,841	42,787	34,078

INTEREST EXPENSE:
Deposits	3,033	2,575	9,424	8,564
Borrowings	3,802	3,030	9,816	9,463

Total interest expense	6,835	5,605	19,240	18,027

NET INTEREST INCOME	8,676	5,236	23,547	16,051
PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	338	78	552	(592)

NET INTEREST INCOME AFTER PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	8,338	5,158	22,995	16,643

OTHER INCOME:
Servicing income	160	115	681	51
Loan fees and charges	78	33	273	83
Real estate owned, net	—	(109)	70	(196)
Gain (loss) on sale of loans	7	(97)	55	(92)
Gain on sale of securities	113	249	386	249
Investor participation interest	(65)	(29)	(224)	(156)
Other, net	173	(42)	392	250

Total other income	466	120	1,633	189

OTHER EXPENSES:
Compensation and employee benefits	1,594	1,266	4,988	4,862
Professional services	857	937	2,484	3,212
Occupancy	203	203	605	580
FDIC insurance premiums	127	101	352	316
Data processing	151	144	418	323
Insurance	290	130	636	456
Depreciation	75	145	261	583
Amortization of intangibles	65	65	194	194
Directors expense	93	114	473	362
Other general and administrative expenses	282	323	1,089	996

Total other expenses	3,737	3,428	11,500	11,884

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,067	1,850	13,128	4,948
INCOME TAX PROVISION	2,103	785	5,515	2,118

INCOME FROM CONTINUING OPERATIONS	2,964	1,065	7,613	2,830
DISCONTINUED OPERATIONS:
INCOME FROM OPERATIONS OF DISCONTINUED SEGMENT, NET OF INCOME TAX PROVISION OF $871, $201 AND $1,593	—	1,610	283	2,815
GAIN ON SALE OF SUBSIDIARY, NET OF TAX OF $7,684	—	—	10,832	—

NET INCOME	$2,964	$2,675	$18,728	$5,645

Earnings per share – Basic:
Income from continuing operations	$0.14	$0.06	$0.37	$0.16
Discontinued operations	—	0.08	0.54	0.15

Net income	$0.14	$0.14	$0.91	$0.31

Earnings per share – Diluted:
Income from continuing operations	$0.14	$0.05	$0.35	$0.14
Discontinued operations	—	0.08	0.52	0.14

Net income	$0.14	$0.13	$0.87	$0.28

Weighted average shares outstanding – basic	21,136,519	18,633,781	20,650,550	18,432,450
Weighted average shares outstanding – diluted	21,530,990	20,564,647	21,444,567	20,419,687